Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investors	Media

U.S. Energy Systems, Inc.	Kekst and Company
Adam D. Greene, 212-588-8901	Scott Hynes / Adam Weiner
info@usenergysystems.com	212-521-4800

U.S. ENERGY BIOGAS SETTLES PRINCIPAL CHAPTER 11 ISSUE

- Agreement Removes Primary Obstacle to USEB’s Reorganization and

Enables USEB to Refinance and Exit Chapter 11 -

NEW YORK, January 16, 2007 – U.S. Energy Biogas Corp. (“USEB” or “the Subsidiary”), a U.S.-based renewable energy business, announced today that it has reached an agreement in principle with Countryside Power Income Fund (“Countryside” or “the Fund”) concerning the principal issue in USEB’s Chapter 11 filing in the United States Bankruptcy Court for the Southern District of New York. The agreement will enable USEB and its parent, U.S. Energy Systems, Inc. (Nasdaq: USEY), to establish new financing for USEB that should enable it to pay all of its creditors in full, exit bankruptcy quickly, and support the growth of the business for the benefit of USEY’s shareholders. Upon approval of the agreement by the United States Bankruptcy Court in the Southern District of New York overseeing USEB’s Chapter 11 reorganization case, as well as each party’s respective boards, USEB expects to be able to move immediately toward an expedited confirmation of a Chapter 11 plan of reorganization.

“We are elated with the agreement we were able to reach with Countryside,” said Asher E. Fogel, Chairman of USEB and Chief Executive Officer of USEY. “With approval of this agreement, USEB can move forward to establish new financing, its management can move forward to capitalize on USEB’s attractive growth opportunities, and USEY shareholders can benefit from the value of USEB. We also are very pleased that our settlement should expedite the conclusion of USEB’s restructuring and facilitate the payment in full of existing creditors’ claims.”

The agreement in principle, which USEY is filing in a Form 8-K with the SEC, provides for Countryside Canada Power Inc, a subsidiary of Countryside, to have an allowed secured claim of approximately US$99,000,000. Under the agreement, the secured claim is the only allowed claim that Countryside will have in the Chapter 11 case. Countryside has agreed to forgo any claim concerning USEB’s April 8, 2004 Royalty Agreement with Countryside, as well as any claim against USEY under its April 8, 2004 Development Agreement with Countryside.

The agreement provides for installment cash payments of US$3,000,000 on or before January 31, 2007, US$30,000,000 on or before March 31, 2007, and the remaining balance of the secured claim on or before maturity at May 31, 2007. Outstanding principal amounts shall be deemed over secured for purposes of adequate protection and the use of cash collateral in the USEB bankruptcy cases and shall bear interest at a rate of 10% per annum (down from 11%) from February 1, 2007, payable monthly in

U.S. dollars to the Fund. The parties will work together to pursue a “take-out” financing before the final installment date of May 31, 2007. Mutual general releases will be exchanged among the parties involved and will cover certain individuals affiliated with the Fund who have been threatened with lawsuits arising out of their prior employment by USEY.

The settlement resulted from a mediation that took place in New York City on January 12 and 13, 2007, and the Court is expected to consider USEB’s motion to approve the settlement later this month. Ronald Barliant of the law firm of Goldberg Kohn of Chicago, a former United States bankruptcy judge, presided over the mediation. Peter S. Partee of Hunton & Williams LLP served as lead counsel to USEB in connection with the mediation and its Chapter 11 cases, assisted by Benjamin C. Ackerly and Michael Wilson, also of Hunton & Williams LLP. Philip Anker of Wilmer Cutler Pickering Hale and Dorr LLP served as special counsel to USEY in connection with the mediation and serves as special counsel to USEY in connection with USEB’s Chapter 11 cases.

Today’s Court action follows USEB’s November 30, 2006 announcement that it had voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code, as well as the Court’s December 1, 2006 approval of the Subsidiary’s critical “first day pleadings”. USEB’s Chapter 11 filing did not include USEB’s parent company, USEY, or the parent company’s other subsidiary, a UK-based natural gas exploration and development business, UK Energy Systems (UKES). Moreover, neither USEY’s nor UKES’s operations are affected by USEB’s Chapter 11 filing.

The USEB Chapter 11 case number is 06-12827(RDD).

Additional information is available on the Company’s website at: http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the effect of the USEB’s Chapter 11 filing, access to needed financing or refinancing on acceptable terms, our ability to continue as a going concern, revisions in the initial estimates in the fair market value of the acquired assets, failure to realize the estimated savings or operating results of the acquisition, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses, changes in market conditions, the impact of competition, changes in local or regional economic conditions, and the amount and rate of growth in expenses, dependence on management and key personnel, changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues, the inability to commence planned projects in a timely manner, our ability to continue our growth strategy, and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the 10-Q for the period ended September 30, 2006. We do not undertake to update any of the information set forth in this press release.

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